Contact: Jack Lowry

Vice President of Finance and CFO

734 414-6100

PERCEPTRON ANNOUNCES QUARTER RESULTS

EPS nearly doubles on strength of Industrial Business Unit

Plymouth, Michigan, February 8, 2012 – Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $17.4 million and net income of $1.7 million, or $0.20 per diluted share for its fiscal 2012 second quarter ending December 31, 2011. That compares with sales of $16.3 million, net income of $1.0 million, or $0.11 per diluted share for the quarter ended December 31, 2010.

Year-to-date, net sales were $28.7 million, with net income from continuing operations of $531,000, or $0.06 per diluted share. In the first half of fiscal year 2012, the Company recorded a $1.0 million loss from discontinued operations, net of taxes, or $0.12 per diluted share, related to the previously disclosed settlement of a lawsuit against the Company. As a result, the Company had a net loss of $478,000 for the six months ended December 31, 2011, or $0.06 per diluted share. This compares with net sales of $29.1 million and net income of $675,000, or $0.07 per diluted share, for the six months ended December 31, 2010.

“We are very pleased with our second quarter financial results,” said Jack Lowry, Perceptron’s Chief Financial Officer. “Our second quarter revenue of $17.4 million was $1.0 million, or 6.4%, above the second quarter of fiscal year 2011. Our gross profit percentage increased to 45.7% from 43.6%, and gross profit dollars increased by $823,000 on a $1,040,000 revenue increase. Operating expenses declined by $130,000, or 2.3%, from the second quarter last year. As a result, our operating income was $2.5 million, or 14.1% of revenue, and increased by approximately $1.0 million over operating income in the second quarter of fiscal year 2011. Our $0.20 EPS for the quarter is the best since the dramatic downturn in the automobile industry and U.S. recession that began in calendar year 2008.”

Harry Rittenour, President and Chief Executive Officer, added, “Our Industrial Business Unit (IBU) had a very strong quarter with sales of $16.2 million. That is its highest quarterly revenue since the fourth quarter of fiscal year 2007. Of equal importance is that IBU’s bookings in the quarter were $16.6 million, so its backlog increased by $400,000 to $33.6 million as of December 31, 2011. That is a record for IBU and represents the second quarter in a row that it has established a record backlog. The bookings strength during the quarter came from all of our traditional global customers. In addition, in North America and in Europe we received Automated Systems orders from three new customers, one of which was from a Japanese OEM transplant. We are always pleased when we have an opportunity to establish a working relationship with new customers. As we have discussed in the past, we are carefully managing installations of Helix based systems to ensure that the product is well tested before expanding its application base to wider use in the field. During the second quarter we added to our Helix installed base and now have in-production systems installed in two of our geographic regions as well as at our beta test sites covering all three regions. We expect to continue with select installations over the next few quarters and that feedback from these installations will aid in our on-going development efforts.”

Highlights of Operations

Perceptron reports its financial information in two segments – the Industrial Business Unit (IBU) and the Commercial Products Business Unit (CBU). Segment and geographic information on sales, bookings and backlog for the second quarters and first six months of fiscal years of 2012 and 2011 are provided in the tables that follow:

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

Page 2 of 6 February 8, 2012

SALES
(all numbers in millions)
By Segment	Second Quarter Ending December 31			Six Months Ending December 31
	Fiscal 2012	Fiscal 2011	Change	Fiscal 2012	Fiscal 2011	Change
IBU	$16.2	$15.3	$0.9	$25.4	$25.1	$0.3
CBU	1.2	1.0	0.2	3.3	4.0	(0.7)
Total Sales	$17.4	$16.3	$1.1	$28.7	$29.1	($0.4)

By Location
Americas	$8.9	$6.8	$2.1	$13.7	$12.7	$1.0
Europe	4.7	7.7	(3.0)	8.8	12.4	(3.6)
Asia	3.8	1.8	2.0	6.2	4.0	2.2
Total Sales	$17.4	$16.3	$1.1	$28.7	$29.1	($0.4)

BOOKINGS
(all numbers in millions)
By Segment	Second Quarter Ending December 31			Six Months Ending December 31
	Fiscal 2012	Fiscal 2011	Change	Fiscal 2012	Fiscal 2011	Change
IBU	$16.6	$16.8	($0.2)	$35.0	$30.8	$4.2
CBU	1.8	1.5	0.3	3.1	2.4	0.7
Total Bookings	$18.4	$18.3	$0.1	$38.1	$33.2	$4.9

By Location
Americas	$12.8	$10.1	$2.7	$20.9	$14.5	$6.4
Europe	4.4	6.7	(2.3)	11.3	13.7	(2.4)
Asia	1.2	1.5	(0.3)	5.9	5.0	0.9
Total Bookings	$18.4	$18.3	$0.1	$38.1	$33.2	$4.9

Note: the level of new order bookings fluctuates from quarter to quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG
(all numbers in millions)
By Segment	Second Quarter Ending December 31
	Fiscal 2012	Fiscal 2012	Change
IBU	$33.6	$22.5	$11.1
CBU	2.2	1.6	0.6
Total Backlog	$35.8	$24.1	$11.7

By Location
Americas	$17.3	$10.4	$6.9
Europe	11.2	9.4	1.8
Asia	7.3	4.3	3.0
Total Backlog	$35.8	$24.1	$11.7

Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

Page 3 of 6 February 8, 2012

Second Quarter Results

Sales in IBU increased $900,000, or 5.9%, in the second quarter compared to the same quarter a year ago. The increase was primarily due to increased sales of Automated Systems products that were partially mitigated by lower sales in Technology Components. The $200,000 sales increase in CBU related primarily to an increase in the plumbing market. Increased sales in the Americas represented higher Automated Systems sales that were partially offset by lower Technology Component sales. Sales in Europe declined primarily because the second quarter of fiscal year 2011 was particularly strong for Europe. The decline primarily occurred in Automated Systems sales and, to a lesser extent, in Technology Component sales. The increase in sales in Asia was primarily related to higher Automated Systems products sales in China.

Bookings in the second quarter were strong at $18.4 million, but compare to an equally strong $18.3 million in the second quarter of fiscal year 2011. IBU bookings increased in Automated Systems products, but were largely offset by a decline in bookings of Technology Components products. CBU’s $300,000 bookings increase occurred in the mechanics market. Through the first half of fiscal year 2012, bookings are at $38.1 million. The rate of bookings is not expected to continue at this high a level in the second half of the fiscal year.

The Company’s backlog on December 31, 2011 was $35.8 million, an increase of $11.7 million, or 49%, over the backlog at December 31, 2010. IBU’s backlog, at $33.6 million, increased by $11.1 million and reflects continued strong booking levels in the second quarter. CBU’s backlog increased by $600,000 from its December 31, 2010 level. The increase occurred primarily from orders to be filled in the mechanics market.

Gross profit increased by approximately $823,000, or 11.6%, on a $1,040,000 sales increase over the second quarter one year ago. The gross margin was 45.7% in the second quarter this year compared to 43.6% last year. The increase in gross profit was due to IBU’s approximately $900,000 increase in revenue over the second quarter of fiscal year 2011 and the timing of certain costs recognized in the respective periods.

Selling, general, and administrative (SG&A) expenses were approximately $65,000, or 1.8%, higher than in the second quarter of fiscal 2011. Engineering and R&D expenses were $1.8 million compared to $2.0 million in the second quarter a year ago. The $195,000 engineering decrease was primarily due to a decrease in the use of outside contractors in IBU and, to a lesser extent, less engineering material costs in CBU.

Balance Sheet Highlights

As of December 31, 2011 the Company had $19.1 million in cash and short term investments, no debt, and shareholders’ equity of $52.3 million, or $6.24 per share based on 8,387,000 shares outstanding at December 31, 2011. The balance in cash and short-term investments at December 31, 2011 was approximately $3.7 million lower than the balance at September 30, 2011. The decline was principally due to the payment of approximately $2.0 million for the previously disclosed settlement of a lawsuit, approximately $550,000 due to the decline of the euro versus the U.S. dollar on European denominated cash and short term investments, and approximately $601,000 to repurchase approximately 114,000 shares of the Company’s stock during the quarter. The Company expects its cash and short term investments to increase in the third quarter.

Financial Outlook

Harry Rittenour commented, “Our outlook is very positive. The automotive market is recovering strongly from the significant downturn that occurred in our fiscal years 2009 and 2010. Automotive manufacturers have lowered their breakeven point for unit sales to well below current unit sales levels. This should permit them to continue to be profitable if unit sales grow in calendar year 2012 and beyond as forecasted by industry sources. The automotive industry’s forecast for growth in the number of new program launches is also very encouraging for the U.S. and globally, both in calendar year 2012, and over the next few years. This should be positive for sales of our Automated Systems products. We are continuing the development of our new Helix platform and continue to be optimistic it will help us expand our business with existing automotive customers as well as penetrate new customers. IBU’s backlog remains at record levels and we have continued to keep our costs under control. We expect IBU will have strong sales in our third and fourth quarters this year, but bookings are not expected to continue at the $70 million annualized level that we experienced in the first half of fiscal year 2012. CBU’s revenue is expected to improve modestly in the second half of this fiscal year compared to the first half of the year. We are continuing our strategic evaluation of CBU and are monitoring the business closely. We believe that projected automotive market conditions, the financial health of the OEMs, and our position in the industry are a very good combination and should result in growth for us over the next several years.”

Page 4 of 6 February 8, 2012

Quarterly Earnings Call and Webcast

Perceptron, Inc. will hold its second quarter earnings conference call/webcast chaired by Harry T. Rittenour, President and Chief Executive Officer, on Thursday, February 9, 2012 at 10:00 AM (EDT). Investors can access the call at:

Webcast:	http://www.visualwebcaster.com/event.asp?id=84992
Conference Call	888 280-4443 (domestic callers) or
719 325-2348 (international callers)
Conference ID	7194844

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM on Thursday, February 9, 2012.

Rebroadcast:	888 203-1112 (domestic callers) or
719 457-0820 (international callers)
Passcode	7194844

A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®

Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications. The Company’s IBU Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. IBU also offers Value Added Services such as training and customer support services. Perceptron’s CBU develops and manufactures a variety of handheld visual inspection devices and add-on accessories that are sold to and marketed through strategic partners. Headquartered in Plymouth, Michigan, Perceptron has approximately 230 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India. For more information, please visit www.perceptron.com.

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2012, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, the timing of the introduction of new products, and the impact of repurchases on the Company’s common stock. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2011. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's Industrial Business Unit segment products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's Industrial Business Unit segment products have shorter lead times than other components and are required later in the process, orders for the Company's Industrial Business Unit segment products tend to be issued later in the integration process. The Company’s Commercial Business Unit segment products are subject to the timing of firm orders from its customers, which may change on a monthly basis. In addition, because the Company’s Commercial Business Unit segment products require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar and Euro. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

--- Financial Tables Follow ---

Page 5 of 6 February 8, 2012

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands Except Per Share Amounts)

(Unaudited)

Condensed Income Statements	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net Sales	$17,381	$16,341	$28,700	$29,094
Cost of Sales	9,438	9,221	17,406	17,256
Gross Profit	7,943	7,120	11,294	11,838
Selling, General and Administrative Expense	3,715	3,650	7,206	7,072
Engineering, Research and Development Expense	1,777	1,972	3,611	4,090
Operating Income	2,451	1,498	477	676
Interest Income, net	65	56	131	101
Foreign Currency and Other Income (Expense)	14	(10)	(128)	211
Income from Continuing Operations Before Income Taxes	2,530	1,544	480	988
Income Tax (Expense) Benefit	(732)	(517)	51	(313)
Income from Continuing Operations	1,798	1,027	531	675

Loss from Discontinued Operations (net of $27 and $493 of	(52)	-	(1,009)	-
tax benefits, respectively) Note 1
Net Income (Loss)	$1,746	$1,027	$(478)	$675

Basic Earnings (Loss) Per Common Share
Continuing operations	$0.21	$0.11	$0.06	$0.08
Discontinued operations	(0.01)	-	(0.12)	-
Net Income (Loss)	$0.20	$0.11	($0.06)	$0.08

Diluted Earnings (Loss) Per Common Share
Continuing operations	$0.21	$0.11	$0.06	$0.07
Discontinued operations	(0.01)	-	(0.12)	-
Net Income (Loss)	$0.20	$0.11	($0.06)	$0.07

Weighted Average Common Shares Outstanding
Basic	8,421	8,992	8,470	8,985
Diluted	8,531	9,155	8,470	9,139

Note 1: The Company settled a lawsuit related to claims against the Company's discontinued forest products business unit

Page 6 of 6 February 8, 2012

PERCEPTRON, INC.

SELECTED FINANCIAL DATA

(In Thousands Except Per Share Amounts)

(Unaudited)

Condensed Balance Sheets	December 31,	June 30,
	2011	2011
Cash and Cash Equivalents	$9,472	$12,105
Short-term Investments	9,603	12,697
Receivables, net	17,099	17,548
Inventories, net	6,903	6,773
Other Current Assets	5,632	5,063
Total Current Assets	48,709	54,186

Property and Equipment, net	6,127	6,233
Long-term Investments	2,192	2,192
Deferred Tax Asset	8,278	7,380
Total Non-Current Assets	16,597	15,805

Total Assets	$65,306	$69,991

Current Liabilities	$12,958	$14,511
Shareholders' Equity	52,348	55,480
Total Liabilities and Shareholders' Equity	$65,306	$69,991